                                                                    EXHIBIT 12.1

                     AMERICAN COMMUNICATIONS SERVICES, INC.

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                ($ IN THOUSANDS)

                                                 SIX MONTHS         FISCAL YEAR ENDED       SIX MONTHS           SIX MONTHS
                                                   ENDED              DECEMBER 31,             ENDED           ENDED JUNE 30,
           FISCAL YEAR ENDED JUNE 30,           DECEMBER 31,    -------------------------    JUNE 30,     -------------------------
     ---------------------------------------   --------------                               -----------
                             1996                                         1996                                      1997
        1995       -------------------------        1995        -------------------------      1996       -------------------------
     -----------                     PRO       --------------                     PRO       -----------                     PRO
       ACTUAL        ACTUAL         FORMA          ACTUAL         ACTUAL         FORMA        ACTUAL        ACTUAL         FORMA
     -----------   -----------   -----------   --------------   -----------   -----------   -----------   -----------   -----------
Fixed
Charges:
  Interest
  Expense,
 including
    amortization
    of debt
    issuance
    costs...  $     170  $  10,477  $  10,824     $  2,835       $  10,390     $  10,619     $   7,642     $  12,421     $  12,423
  Portion
    of
    rent
 expenses
    representative
    of
    interest(1)...         66        385        425         124        561           581           261           917           957
     -----------   -----------   -----------   --------------   -----------   -----------   -----------   -----------   -----------
    Total
    fixed
    charges...        236     10,862     11,249       2,959         10,951        11,200         7,903        13,338        13,380

Earnings
 (loss):
  Earnings
    (loss)
    before
    minority
 interest...    (14,746)    (27,195)    (28,303)      (9,035)      (35,077)      (35,768)      (18,160)      (49,676)      (49,701)
  Fixed
  charges...        236     10,862     11,249        2,959          10,951        11,200         7,903        13,338        13,380
     -----------   -----------   -----------   --------------   -----------   -----------   -----------   -----------   -----------
    Earnings
      (loss)
      adjusted
      for
      fixed
      charges...  $ (14,982)  $ (38,057)  $ (39,552)    $(11,994)  $ (48,028)  $ (46,968)    $ (26,063)    $ (63,014)    $ (63,081)
Ratio
  of
  earnings
  (loss)
  to
  fixed
  charges...     --     --           --            --               --            --            --            --            --
Deficiency
  in
  earnings
  to
  cover
  fixed
  charges...  $ (15,282)  $ (30,246)  $ (31,354)    $ (9,798)    $ (37,345)    $ (38,036)    $ (20,448)    $ (51,207)    $ (51,232)

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(1) One-third of rent expense is deemed to be representative of interest.